Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Form 8-K of Herc Holdings Inc. of our reports dated February 21, 2025, relating to the consolidated financial statements and schedule, and the effectiveness of internal control over financial reporting, of H&E Equipment Services, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Dallas, Texas

June 2, 2025